Exhibit 99.1

Contact:	Investor Relations: 212-201-0800 ir@viewpoint.com

Viewpoint Corporation Appoints Chris Duignan Interim CFO

New York, NY – October 31, 2006 – Viewpoint Corporation (NASDAQ: VWPT), a leading internet marketing technology company, today announced that Chris Duignan, Viewpoint’s Vice President, Controller and Chief Accounting Officer, will serve as acting Chief Financial Officer for the Company effective November 17th. Viewpoint’s current CFO, Bill Mitchell, announced his plans to pursue another opportunity.

“We thank Bill for his contribution to the Company over the past three years and wish him success in his future endeavors,” said Patrick Vogt, President and Chief Executive Officer. "We are extremely confident in Chris Duignan’s ability to manage this important role, given his experience with the Company and his familiarity with the responsibilities of the CFO. He has done an outstanding job over the past three years as our Controller and Chief Accounting Officer and will help ensure a seamless transition."

Mr. Duignan will remain interim CFO until the Company completes a company-wide and external search for Mr. Mitchell’s replacement. Mr. Duignan has been working at Viewpoint for almost five years, rising from Manager of Treasury Operations to Vice President and Controller. Prior to Viewpoint, Mr. Duignan worked at PricewaterhouseCoopers for four years in their technology group within the audit practice, where he worked with both publicly traded technology companies as well as a number of start-ups.

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint's creative services group, Unicast, Viewpoint's online advertising group, and KeySearch, Viewpoint's search engine marketing consulting practice. Viewpoint's technology and services are behind the online presence of some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at http://www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City and in Los Angeles.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint's current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint's actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint's filings and reports on file with the Securities and Exchange Commission.

Copyright © 2006 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.